UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2016

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On January 28, 2016, Enterprise Products Partners L.P. ("Enterprise") (NYSE:EPD) issued a press release announcing its financial and operating results for the three months and year ended December 31, 2015, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise's website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three months and year ended December 31, 2015.  This information is not a comprehensive statement of our financial results for the quarterly and annual period ended December 31, 2015, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three months and year ended December 31, 2015 are finalized.

References to "Oiltanking" and "Oiltanking GP" in this Current Report mean Oiltanking Partners, L.P.  and OTLP GP, LLC, respectively.  In October 2014, we acquired (a) approximately 65.9% of the limited partner interests of Oiltanking, (b) all of the member interests of Oiltanking GP (the general partner of Oiltanking) and (c) the incentive distribution rights of Oiltanking held by Oiltanking GP from Oiltanking Holding Americas, Inc. as Step 1 of a two-step acquisition of Oiltanking.  In February 2015, we completed Step 2 of this acquisition with our issuance of approximately $1.4 billion of non-cash equity consideration to acquire the noncontrolling interests of Oiltanking.

References to "EFS Midstream" mean EFS Midstream LLC, which we acquired effective July 1, 2015.

Forward-Looking Statements

This Current Report includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights – Fourth Quarter 2015 Results (Unaudited)

On January 28, 2016, Enterprise announced its consolidated financial results for the three months and year ended December 31, 2015.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$6,155.0	$10,190.3	$27,027.9	$47,951.2
Costs and expenses	5,291.6	9,349.7	23,861.3	44,435.0
Equity in income of unconsolidated affiliates	71.1	80.4	373.6	259.5
Operating income	934.5	921.0	3,540.2	3,775.7
Interest expense	238.6	241.4	961.8	921.0
Benefit from (provision for) income taxes	6.9	(0.6)	2.5	(23.1)
Net income	693.5	681.1	2,558.4	2,833.5
Net income attributable to noncontrolling interests	8.7	21.3	37.2	46.1
Net income attributable to limited partners	684.8	659.8	2,521.2	2,787.4

Earnings per unit, fully diluted	$0.34	$0.34	$1.26	$1.47

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$730.3	$705.3	$2,771.6	$2,877.7
Crude Oil Pipelines & Services	257.7	228.0	961.9	762.5
Natural Gas Pipelines & Services	194.3	184.5	782.6	803.3
Petrochemical & Refined Products Services	171.1	198.6	718.5	681.0
Offshore Pipelines & Services	--	42.0	97.5	162.0
Total gross operating margin	$1,353.4	$1,358.4	$5,332.1	$5,286.5

	December 31,	December 31,
	2015	2014
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$19.0	$74.4
Total assets	48,952.0	47,201.0
Total debt principal outstanding, including current maturities	22,738.5	21,389.2
Partners' equity	20,295.1	18,063.2
Noncontrolling interests	206.0	1,629.0

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the fourth quarter of 2015, depreciation, amortization and accretion expenses totaled $368 million, distributions received from unconsolidated affiliates were $100 million and non-cash charges attributable to changes in the fair value of the Liquidity Option Agreement were $10 million.  In addition, for the fourth quarter of 2015, our total capital investments were approximately $1.2 billion, which includes approximately $77 million of sustaining capital expenditures.

When compared to amounts presented in our annual report on Form 10-K for the year ended December 31, 2014, total assets at December 31, 2014 (as presented in the table above) increased by $100 million due to a retrospective adjustment of the fair value of the Liquidity Option Agreement in connection with finalizing the purchase price allocation for the Oiltanking acquisition.

Review of Fourth Quarter 2015 Segment Performance

NGL Pipelines & Services
Gross operating margin for the NGL Pipelines & Services segment increased 4 percent to $730 million for the fourth quarter of 2015 from $705 million for the fourth quarter of 2014.

Enterprise's natural gas processing and related natural gas liquids ("NGL") marketing business generated gross operating margin of $231 million for the fourth quarter of 2015 compared to $257 million for the fourth quarter of 2014.  Gross operating margin from the partnership's natural gas processing plants decreased $37 million primarily due to lower processing margins.  Partially offsetting this decline was a $12 million increase in gross operating margin from Enterprise's NGL marketing activities, which benefited from increased sales volumes of liquefied petroleum gas ("LPG") for exports.  Enterprise's natural gas processing plants reported fee-based processing volumes of 4.9 billion cubic feet per day ("Bcf/d") in the fourth quarter of 2015 compared to 4.5 Bcf/d in the fourth quarter of 2014.  Enterprise's equity NGL production increased 63 percent to 147 thousand barrels per day ("MBPD") for the fourth quarter of 2015 on higher recoveries of ethane at certain processing plants in South Texas and the Rockies.

Gross operating margin from the partnership's NGL pipelines and storage business increased $58 million, or 18 percent, to $375 million for the fourth quarter of 2015 compared to the fourth quarter of 2014.  NGL pipeline volumes were 2.9 million barrels per day ("BPD") for the fourth quarter of 2015 compared to 2.7 million BPD for the same quarter of 2014.  The partnership's total NGL marine terminal loading and unloading volumes were a record 327 MBPD for the fourth quarter of 2015 compared to 282 MBPD for the fourth quarter of 2014.

Collectively, the Mid-America, Seminole and Chaparral NGL pipeline systems reported a $20 million increase in gross operating margin to $139 million in the fourth quarter of 2015 compared to the same quarter of 2014 primarily due to higher revenues from increased tariffs and other fees and lower operating expenses.  Volumes on these pipelines were 982 MBPD in the fourth quarter of 2015 compared to 984 MBPD in the fourth quarter of 2014.

Gross operating margin from the partnership's ATEX and Aegis ethane pipelines increased $7 million in the fourth quarter of 2015 compared to the same quarter of 2014 primarily due to a combined 51 MBPD increase in transportation volumes. The third and final segment of the Aegis Ethane Pipeline was completed in December 2015.

Enterprise's South Texas NGL Pipeline System had a $14 million increase in gross operating margin in the fourth quarter of 2015 compared to the fourth quarter of 2014 due to the combined effects of an 81 MBPD increase in transportation volumes and lower operating expenses.

Enterprise's NGL fractionation business reported gross operating margin of $124 million for the fourth quarter of 2015 compared to $132 million for the fourth quarter of 2014.  The decrease was primarily due to lower revenues from product blending and other fees.  Total fractionation volumes increased to 846 MBPD for the fourth quarter of 2015 from 837 MBPD in the fourth quarter of 2014.

Crude Oil Pipelines & Services
Gross operating margin from the partnership's Crude Oil Pipelines & Services segment increased 13 percent, or $30 million, to $258 million for the fourth quarter of 2015 from $228 million for the fourth quarter of 2014.  Total crude oil pipeline volumes were 1.4 million BPD for the fourth quarter of 2015 compared to 1.3 million BPD for the same quarter of 2014.  Total crude oil marine terminal loading and unloading volumes were 443 MBPD for the fourth quarter of 2015 compared to 680 MBPD for the same quarter of 2014 due to lower imports of crude oil.

The EFS Midstream assets, which were acquired effective July 1, 2015, contributed $50 million of gross operating margin in the fourth quarter of 2015.

Gross operating margin attributable to Enterprise's ownership in the Seaway Crude Pipeline increased $9 million in the fourth quarter of 2015 compared to the same quarter in 2014 primarily due to contributions from the new Seaway loop pipeline that began commercial activities in December 2014.  Net to our interest, volumes on the Seaway Pipeline System increased 8 percent to 515 MBPD for the fourth quarter of 2015.  Enterprise's Eagle Ford joint venture pipeline and ECHO terminal reported an aggregate $14 million increase in gross operating margin for the fourth quarter of 2015 compared to the fourth quarter of 2014.

The South Texas crude oil pipeline system reported a $16 million decrease in gross operating margin in the fourth quarter of 2015 compared to the same quarter last year primarily due to a decrease from the sale of excess crude oil volumes obtained through pipeline tariff product loss allowances and an 18 MBPD decrease in transportation volumes.  Our crude oil marketing and related activities had a $20 million decrease in gross operating margin in the fourth quarter of 2015 compared to the fourth quarter of 2014, primarily due to lower margins.

Natural Gas Pipelines & Services
Enterprise's Natural Gas Pipelines & Services segment reported gross operating margin of $194 million for the fourth quarter of 2015 compared to $185 million for the fourth quarter of 2014.  Total natural gas transportation volumes were 11.9 trillion British thermal units per day ("TBtud") for the fourth quarter of 2015 compared to 12.3 TBtud for the fourth quarter of last year.

The Texas Intrastate system reported gross operating margin of $89 million for the fourth quarter of 2015 compared to $87 million for the fourth quarter of 2014. Natural gas pipeline volumes for the Texas Intrastate system were 4.7 TBtud for the fourth quarter of 2015 compared to 4.9 TBtud for the fourth quarter of last year.

The Acadian Gas System reported gross operating margin of $44 million for the fourth quarter of 2015, compared to $40 million for the fourth quarter of last year.  Natural gas pipeline volumes for the Acadian Gas System were 1.9 TBtud in the fourth quarter of 2015 compared to 2.0 TBtud for the same quarter of last year.

The Jonah gas gathering system reported an $8 million increase in gross operating margin to $34 million in the fourth quarter of 2015, primarily due to higher volumes and fees and lower operating expenses.

Petrochemical & Refined Products Services
Gross operating margin for the Petrochemical & Refined Products Services segment was $171 million for the fourth quarter of 2015 compared to $199 million for the fourth quarter of 2014.  Total refined products and petrochemical transportation volumes increased to 804 MBPD for the fourth quarter of 2015 from 794 MBPD for the same quarter of 2014.

The partnership's propylene business reported gross operating margin of $44 million for the fourth quarter of 2015 compared to $71 million for the fourth quarter of 2014. The decrease was primarily due to lower sales margins and volumes.  Propylene fractionation volumes were 71 MBPD for the fourth quarter of 2015 compared to 81 MBPD for the fourth quarter of 2014.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business decreased $10 million to $18 million in the fourth quarter of 2015 primarily due to lower sales margins and volumes.  The partnership's octane enhancement facility was taken out of service for its annual turnaround in late November 2015 and is expected to resume operations in mid-February 2016. Total plant production volumes were 15 MBPD for the fourth quarter of 2015 compared to 22 MBPD for the same quarter of 2014.

Enterprise's refined products pipelines and related services business reported gross operating margin of $76 million for the fourth quarter of 2015 compared to $72 million for the fourth quarter of 2014.  The increase was primarily due to higher volumes at the partnership's marine and land-based products terminals along the Gulf Coast.  Total refined products and petrochemical marine terminal loading and unloading volumes increased 18 percent to 336 MBPD for the fourth quarter of 2015 compared to 284 MBPD for the fourth quarter of 2014.

Gross operating margin for Enterprise's butane isomerization and related operations increased to $21 million for the fourth quarter of 2015 from $9 million for the fourth quarter of 2014, primarily due to higher volumes and lower maintenance expenses.  Butane isomerization volumes increased 28 percent to 115 MBPD for the fourth quarter of 2015 from 90 MBPD for the same quarter of 2014.

Offshore Pipelines & Services
Enterprise closed on the sale of its offshore Gulf of Mexico business on July 24, 2015.  As a result, the partnership had no contribution to gross operating margin from these assets in the fourth quarter of 2015 compared to $42 million for the fourth quarter of 2014.

Non-GAAP Financial Measure

We evaluate segment performance based on the non-generally accepted accounting principle ("non-GAAP") financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

The following table presents a reconciliation of total segment gross operating margin to operating income for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Total gross operating margin (non-GAAP)	$1,353.4	$1,358.4	$5,332.1	$5,286.5
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(346.2)	(346.2)	(1,428.2)	(1,282.7)
Subtract non-cash impairment charges not reflected in gross operating margin	(23.5)	(15.8)	(162.6)	(34.0)
Add net gains or subtract net losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	(0.9)	3.1	(15.6)	102.1
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects reflected in gross operating margin	(14.3)	(17.8)	(53.6)	(84.6)
Add subsequent recognition of deferred revenues attributable to make-up rights	15.4	2.9	60.7	2.9
Subtract general and administrative costs not reflected in gross operating margin	(49.4)	(63.6)	(192.6)	(214.5)
Operating income (GAAP)	$934.5	$921.0	$3,540.2	$3,775.7

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

Enterprise Management to Recommend 5.2% Distribution Growth for 2016

In January 2016, our management announced plans to recommend to the Board of Directors (the "Board") of Enterprise GP cash distributions totaling $1.61 per unit with respect to 2016, which, if approved by the Board, would represent a 5.2% increase compared to a total of $1.53 per unit of distributions declared with respect to calendar year 2015.   The recommended quarterly cash distributions for 2016 are as follows (with respect to each quarter presented):  $0.395, first quarter; $0.400, second quarter; $0.405, third quarter; and $0.410, fourth quarter.  Historically, it has been our practice to not provide guidance with respect to distribution growth; however, due to recent actions by some of our midstream peers to reduce or freeze their dividends/distributions, we believe it is important to provide our investors with visibility into management's planned recommendations for Enterprise's distribution growth for 2016.   Our expected distribution growth is supported by approximately $6.0 billion of new projects that will begin commercial operations and generate new sources of cash flow during 2016.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated January 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: January 28, 2016	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated January 28, 2016.